5. ACQUISITION

Effective on the close of business on June 7, 2002, the Evergreen Core Bond Fund (the "Fund") acquired substantially all the assets and assumed certain liabilities of Wachovia Fixed Income Fund, Evergreen Intermediate Term Bond Fund and Evergreen Income Plus Fund in an exchange of shares for Class A, Class B, Class C, Class I and Class IS shares of the Fund.

These acquisitions were accomplished by a tax-free exchange of the respective shares of the Fund. The value of net assets acquired, number of shares issued, and unrealized appreciation were as follows:

                  Value of Net      Number of
Acquired           Assets           Shares                      Unrealized
 Fund             Acquired           Issued                   Appreciation

Wachovia          $ 509,841,830      1,670,598 Class A         $ 7,657,744
Fixed Income                         99,854 Class B
Fund                                7,487 Class C
                                    46,475,600 Class I
Evergreen           144,057,021     8,439,195 Class A              841,000
Intermediate Term                   1,461,150 Class B
Bond Fund                           551,164 Class C
                                    3,182,862 Class I
Evergreen Income   1,219,966,223    113,215,673 Class I          12,771,617
 Plus Fund                           2,247,101 Class IS

The aggregate net assets of the Fund immediately after the acquisitions were $3,855,761,754.